SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 181 (To Prospectus dated January 23, 2003 and Prospectus Supplement dated January 23, 2003)	Trade Date: 11/17/03 Issue Date: 11/20/03

The date of this Pricing Supplement is 11/17/03

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FHP7	*Step	3/15/25	100%	2.125%	Semi	03/15/04	Yes	Yes	Callable at 100% on 3/15/2011 and continuously thereafter with 20 days notice.	1,056,000	1,033,560.00	N

*
5.50% until but not including 3/15/11, then 6.20% until but not including 3/15/18 and 6.90% thereafter

Effective April 7, 2003 the name of Salomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.